Exhibit 10.1

November 10, 2023

By Email

[EXECUTIVE]

Re: Retention Agreement

Dear [EXECUTIVE]:

This Retention Agreement (this “Agreement”) is made and entered into by and between E2open Parent Holdings, Inc., a Delaware corporation (“E2open”), E2open, LLC, a Delaware limited liability company (the “Company”) and [EXECUTIVE] (“Employee”) with respect to the following facts:

A.
Employee is currently employed by the Company; and
B.
E2open and the Company recognize and value Employee’s contributions to the Company.

Accordingly, E2open and the Company enter into this Agreement with Employee to provide an incentive to Employee to remain employed by the Company through a date that is eighteen (18) months from the date of grant of the Bonus, as defined below.

Now, therefore, Employee, E2open and the Company agree as follows:

1.
Retention Bonus. Provided Employee satisfies the conditions to earning the bonus described in Paragraph 2 below, Employee is eligible to receive a retention bonus (the “Bonus”) in the form of a grant of restricted stock unit shares (RSUs), in the amount of [$ ] with an eighteen (18) month cliff vest (the “Vesting Date”), less all applicable state and federal taxes and withholdings. The number of RSUs to be issued is based on the closing stock price of E2open stock on November 2, 2023. The grant date of the Bonus shall be the business day following the Effective Date, as defined below in Section 7.
a.
The grant of RSUs under this Agreement is subject to the terms and conditions of the E2open’s 2021 Equity Incentive Plan and the applicable Stock Award Agreement. Any shares granted to Employee in connection with this Agreement will be canceled if this Agreement is not fully executed by Employee, E2open and the Company.
b.
Employee must be employed at the Company through the Vesting Date to qualify for the Bonus under this Agreement. If Employee is terminated or resigns their employment prior to Vesting Date (subject to Section 2(a) below), Employee becomes ineligible to earn the Bonus pursuant to this Agreement.
2.
Conditions to Earning the Bonus. Employee will earn the Bonus if the following conditions are met as of the Vesting Date, subject to all other terms of this Agreement:
a.
Employee remains actively employed by the Company through the Vesting Date in Employee’s current position, unless Employee is offered and accepts a different role/position with the Company, or is terminated by the Company not for Cause (as defined in the Severance Plan) prior to the Vesting Date;
b.
Employee faithfully and diligently performs the duties of Employee’s position, and such other duties as may be assigned from time to time; and

c.
Employee complies with all continuing obligations to the Company, including without limitation, the applicable Code of Business Conduct and Ethics, and any agreements regarding Company confidential information.
3.
At-Will Employment. Employee understands and agrees that Employee is and will continue to be an at-will employee of the Company. The Company reserves the right to terminate Employee’s employment at any time with or without cause or prior notice, except as provided in the Severance Plan.
4.
General Release of Claims.
a.
In exchange for the consideration provided to Employee pursuant to this Agreement, Employee, on behalf of Employee and all of Employee’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, representatives, insurers, equityholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Employee or any other current or former Employees of the Company, and investment funds or other investment vehicles managed by any of the foregoing and/or for which they perform services (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to as “Releasees,” and each a “Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Employee or any of the other Releasors had, has or may have against the Releasees, or any of them, from the beginning of time through the date of Employee’s execution of this Agreement, including, but not limited to, by reason of, arising out of, connected with, or concerning Employee’s employment or service with the Company, except claims that the law does not permit Employee or any of the Releasors to waive (collectively, the “Released Claims”). Employee acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to equity or equity-based awards or costs, or other grants, awards, or warrants; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay

Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended.
b.
This release is intended to be a general release and excludes only those claims under any statute or common law that Employee is legally barred from releasing, as well as (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any duly authorized written Company sponsored plans; (ii) any right to enforce any term of this Agreement or any duly executed and authorized written employment agreement between Employee and any Company Releasee or eligibility to participate in the Employee Severance Plan of E2Open Parent Holdings, Inc.; (iii) any claims based on acts or events occurring after Employee signs this Agreement; (iv) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; (v) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or make other disclosures protected under the whistleblower provisions of state or federal law; (vi) any of Employee’s rights related to any of Employee’s restricted stock units or other stock options or equity holdings, vested or otherwise, under any duly executed and authorized written agreement between Employee and any Company Releasee; (vii) claims for indemnification pursuant to any duly executed and authorized written agreement between Employee and any Company Releasee; and (viii) any post-employment coverage for Employee under any Company insurance policy, including any D&O policy or EPL policy. Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released hereunder, Employee hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Employee may receive financial awards from OSHA, SEC, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Employees from waiving their rights to receive such payments.
c.
Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Employee from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting.

5.
Entire Agreement. This Agreement forms the complete and exclusive statement of the retention compensation payable to you. It can only be modified in a written agreement signed by you and a properly authorized director or officer of the Company.
6.
Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BY EXECUTION OF THIS AGREEMENT, YOU ARE WAIVING ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
7.
Effective Date. Employee understands that Employee has up to twenty-one (21) days to consider the terms of this Agreement before signing it. Any modifications made to this Agreement, material or not, will not extend the twenty-one (21) days period. Employee must execute this Agreement no later than twenty-one (21) days immediately following Employee’s receipt of this Agreement. In addition, after Employee signs the Agreement, Employee has the right to revoke and cancel this Agreement for seven (7) days after Employee signs it. Any such revocation must be in writing and postmarked or delivered to the Company’s General Counsel, within seven (7) days of Employee’s signing this Agreement to be effective. This Agreement will be effective, fully binding, enforceable, and irrevocable upon the expiration of the seven-day period if Employee does not revoke it (the “Effective Date”). If Employee does not sign this Agreement, or signs it and then revokes Employee’s signature as permitted herein, this Agreement shall be null and void.

If you agree with the terms and conditions as set forth herein, please sign this Agreement in the space indicated. Your signature will acknowledge that you have read, understand and agree to the terms and conditions of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by DocuSign.

Sincerely,

E2OPEN PARENT HOLDINGS, INC.

By:
Name:	Andrew Appel
Title:	Interim Chief Executive Officer

E2OPEN, LLC

By:
Name:	Andrew Appel
Title:	Interim Chief Executive Officer

Acknowledged and Agreed as of this ___ day of November 2023:

Signature:
Name: